December 31, 2011

Annual Repor t

Western Asset

Inflation Indexed

Plus Bond

Portfolio

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

II	Western Asset Inflation Indexed Plus Bond Portfolio

Fund objective

The Fund seeks to maximize total return, consistent with preservation of capital.

Letter from the president

Dear Shareholder,

We are pleased to provide the annual report of Western Asset Inflation Indexed Plus Bond Portfolio for the twelve-month reporting period ended December 31, 2011. Please read on for a detailed look at prevailing economic and market conditions during the Fund’s reporting period and to learn how those conditions have affected Fund performance.

As always, we remain committed to providing you with excellent service and a full spectrum of investment choices. We also remain committed to supplementing the support you receive from your financial advisor. One way we accomplish this is through our website, www.leggmason.com/individualinvestors. Here you can gain immediate access to market and investment information, including:

•	Fund prices and performance,

•	Market insights and commentaries from our portfolio managers, and

•	A host of educational resources.

Special shareholder notice

Effective September 21, 2011, the investment limitation that the Fund may invest no more than 30% of its net assets in securities rated below AAA/Aaa, at the time of purchase, was removed. The Fund is expected to maintain a dollar-weighted average credit quality of at least A/A. Under normal market conditions, the Fund continues to pursue its principal strategy of investing at least 80% of its net assets in inflation-indexed fixed-income securities and at least 70% of its net assets in U.S. Treasury Inflation-Protected Securities (“TIPS”)i. Please see the Fund’s prospectus for more information.

We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

President

January 27, 2012

[i]

U.S. Treasury Inflation-Protected Securities (“TIPS”) are inflation-indexed securities issued by the U.S. Treasury in five-year, ten-year and twenty-year maturities. The principal is adjusted to the Consumer Price Index, the commonly used measure of inflation. The coupon rate is constant, but generates a different amount of interest when multiplied by the inflation-adjusted principal.

Western Asset Inflation Indexed Plus Bond Portfolio	III

Investment commentary

Economic review

Economic growth in the U.S. accelerated over the twelve months ended December 31, 2011. However, the pace of the expansion was less robust than during most other periods exiting a severe recession. U.S. gross domestic product (“GDP”)i growth, as reported by the U.S. Department of Commerce, was 0.4% and 1.3% in the first and second quarters of 2011, respectively. Third quarter GDP growth then rose to 1.8%. The economy then gathered further momentum late in the year, as the Commerce Department’s initial estimate for fourth quarter GDP growth was 2.8% — the fastest pace since the second quarter of 2010. This was attributed, in part, to higher consumer spending, which rose 2.0% in the fourth quarter, versus 1.7% and 0.7% gains in the third and second quarters, respectively.

Two factors holding back the economy were the weak job market and continued strains in the housing market. While there was some improvement in early 2011 and late in the reporting period, unemployment remained elevated. When 2011 began, unemployment, as reported by the U.S. Department of Labor, was 9.4%. After dipping below 9.0% in March 2011 (to 8.9%), unemployment moved back to 9.0% in April. Unemployment stayed above 9.0% over the next five months before declining to 8.9% in October. Unemployment then fell to 8.6% in November and 8.5% in December, the latter being the lowest rate since February 2009. The housing market showed some encouraging signs, although home prices still appear to be searching for a bottom. Looking back, existing-home sales moved somewhat higher in January 2011, according to the National Association of Realtors (“NAR”). Existing-home sales then fluctuated over the next eight months before rising during each of the last three months of the year. In addition, the year ended with the lowest inventory of unsold homes since April 2006. However, existing-home prices remained weak versus a year ago, with the NAR reporting that the median existing-home price for all housing types was $164,500 in December 2011, down 2.5% from December 2010.

While the manufacturing sector continued to expand, it experienced a soft patch during a portion of the reporting period. Based on the Institute for Supply Management’s PMI (“PMI”)ii, in February 2011, the manufacturing sector expanded at its fastest pace since May 2004, with a reading of 61.4 (a reading below 50 indicates a contraction, whereas a reading above 50 indicates an expansion). The PMI then generally moderated over the next several months and was 50.6 in August 2011, its lowest reading in two years. However, the manufacturing sector gained some momentum late in the period and ended December at 53.9, its highest reading in the last six months.

The Federal Reserve Board (“Fed”)iii took a number of actions as it sought to meet its dual mandate of fostering maximum employment and price stability. As has been the case since December 2008, the Fed kept the federal funds rateiv at a historically low range between zero and 0.25%. In addition, in August 2011, the Fed declared its intention to keep the federal funds rate steady until mid-2013. Then, in September 2011, the Fed announced its intention to purchase $400 billion of longer-term Treasury securities and to sell an equal amount of shorter-term Treasury securities by June 2012 (often referred to as “Operation Twist”). At its meeting in December, the Fed potentially opened the door to another round of quantitative easing in 2012, saying it is “prepared to employ its tools to promote a stronger economic recovery in a context of price stability.” Finally, in January 2012 (after the reporting period ended), the Fed extended the period it expects to keep rates on hold, saying “economic conditions — including low rates of resource utilization and a subdued outlook for inflation over the

IV	Western Asset Inflation Indexed Plus Bond Portfolio

Investment commentary (cont’d)

medium run — are likely to warrant exceptionally low levels for the federal funds rate at least through late 2014.”

As always, thank you for your confidence in our stewardship of your assets.

Sincerely,

R. Jay Gerken, CFA

President

January 27, 2012

All investments are subject to risk including the possible loss of principal. Past performance is no guarantee of future results.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.

ii

The Institute for Supply Management’s PMI is based on a survey of purchasing executives who buy the raw materials for manufacturing at more than 350 companies. It offers an early reading on the health of the manufacturing sector.

iii

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices and a sustainable pattern of international trade and payments.

iv

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	1

Fund overview

Q. What is the Fund’s investment strategy?

A. The Fund’s investment objective is to maximize total return, consistent with preservation of capital. Under normal market conditions, the Fund invests at least 80% of its net assets in inflation-indexed fixed-income securities and at least 70% of its net assets in U.S. Treasury Inflation-Protected Securities (“TIPS”)i. Fundamental investment techniques are used to select issues. Although the Fund may invest in fixed-income securities of any maturity, the target dollar-weighted average effective durationii of the Fund is expected to range within three years of that of its benchmark, the Barclays Capital U.S. TIPS Indexiii. Therefore, the range within which the dollar-weighted average effective duration of the Fund is expected to fluctuate is six to twelve years, although this may vary. The Fund is expected to maintain a dollar-weighted average credit quality of at least A/A.

The Fund may also enter into various derivative transactions for both hedging and non-hedging purposes, including for purposes of enhancing returns. These include, but are not limited to, futures, options, swaps and forwards.

At Western Asset Management Company (“Western Asset”), the Fund’s adviser, we utilize a fixed-income team approach, with decisions derived from interaction among various investment management sector specialists. The sector teams are comprised of Western Asset’s senior portfolio managers, research analysts and an in-house economist. Under this team approach, management of client fixed-income portfolios will reflect a consensus of interdisciplinary views within the Western Asset organization.

Q. What were the overall market conditions during the Fund’s reporting period?

A. Given changing perceptions for the economy and a number of macro issues, the performance of the spread sectors (non-Treasuries) fluctuated during the reporting period. Most spread sectors rallied during the first four months of the period as expectations for the economy were generally positive. While the spread sectors generally posted positive results in May, they underperformed equal-durationiv Treasuries. Risk aversion then increased from June through September given a host of disappointing economic data, a further escalation of the European sovereign debt crisis and the Standard & Poor’s rating downgrade of U.S. sovereign debt. However, most spread sectors rallied in October given hopes of progress in Europe and some better-than-expected economic data. While risk aversion returned in November given an escalation of the European sovereign debt crisis, risk appetite returned in December as the economy appeared to gather some momentum heading into 2012.

Both short- and long-term Treasury yields fluctuated but, overall, moved lower during the reporting period. When the period began, two- and ten-year Treasury yields were 0.61% and 3.30%, respectively. Yields initially moved higher given expectations for stronger growth in 2011 and the potential for rising inflation. Two- and ten-year Treasury yields peaked at 0.87% and 3.75%, respectively, in February 2011. Yields then declined during much of the next seven months due to disappointing economic data and several flights to quality. Two-year Treasuries hit their low for the reporting period of 0.16% on September 19, 2011. Ten-year Treasuries reached their reporting period trough of 1.72% on September 22, 2011. Yields then moved higher in October as investor risk appetite increased. Two-year Treasury yields were then relatively

2	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Fund overview (cont’d)

stable during the last two months of the year, whereas ten-year Treasury yields declined in November and December. When the reporting period ended on December 31, 2011, two-year Treasury yields were 0.25% and ten-year Treasury yields were 1.89%. All told, the Barclays Capital U.S. Aggregate Indexv returned 7.84% for the twelve months ended December 31, 2011.

Inflation was fairly contained during the reporting period. For the twelve months ended December 31, 2011, the seasonally unadjusted rate of inflation, as measured by the Consumer Price Index for All Urban Consumers (“CPI-U”)vi, was 3.0%. The CPI-U less food and energy was 2.2% over the same time frame. Inflation-protected securities generated strong results during the twelve months ended December 31, 2011, with the Barclays Capital U.S. TIPS Index gaining 13.56%.

Q. How did we respond to these changing market conditions?

A. A number of adjustments were made to the Fund during the reporting period. We reduced our allocation to investment grade corporate bonds. We modestly increased our exposure to non-U.S. dollar inflation-linked securities (“linkers”).

The Fund employed interest rate futures and options, as well as Eurodollar futures, during the reporting period to manage its yield curvevii positioning and duration. The use of these instruments detracted from performance. Credit default swaps, which were utilized to gain exposure to the high-yield bond market, modestly contributed to performance. Currency forwards and options were used to hedge the Fund’s currency risk and manage its currency exposures. They were slightly additive for performance during the reporting period.

Performance review

For the twelve months ended December 31, 2011, Class I shares of Western Asset Inflation Indexed Plus Bond Portfolio returned 12.81%. The Fund’s unmanaged benchmark, the Barclays Capital U.S. TIPS Index, returned 13.56% for the same period. The Lipper Treasury Inflation Protected Funds Category Average1 returned 11.03% over the same time frame.

Performance Snapshot as of December 31, 2011 (unaudited)
	6 months	12 months
Western Asset Inflation Indexed Plus Bond Portfolio:
Class IS	7.00%	12.76%
Class I	7.09%	12.81%
Class FI	6.90%	12.29%
Barclays Capital U.S. TIPS Index	7.32%	13.56%
Lipper Treasury Inflation Protected Funds Category Average[1]	5.36%	11.03%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value, investment returns and yields will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.

All share class returns assume the reinvestment of all distributions at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include the deduction of taxes that a shareholder would pay on Fund distributions. Performance figures for periods shorter than one year represent cumulative figures and are not annualized.

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the period ended December 31, 2011, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 171 funds for the six-month period and among the 163 funds for the twelve-month period in the Fund’s Lipper category.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	3

Fund performance figures reflect fee waivers and/or expense reimbursements, without which the performance would have been lower.

The 30-Day SEC Yields for the period ended December 31, 2011 for Class IS, Class I and Class FI shares were -1.89%, -1.96% and -2.36%, respectively. The 30-Day SEC Yield is subject to change and is based on the yield to maturity of the Fund’s investments over a 30-day period and not on the dividends paid by the Fund, which may differ. The 30-Day SEC Yield includes adjustments for inflation originating from portfolio securities that are linked to inflation indices. These adjustments can cause the 30-Day SEC Yield to change substantially from month to month. Increases in the inflation rate may result in the Fund reporting an exceptionally high yield, which may not be repeated.

Total Annual Operating Expenses (unaudited)

As of the Fund’s current prospectus dated May 1, 2011, the gross total annual operating expense ratios for Class IS, Class I and Class FI shares were 0.27%, 0.32% and 0.93%, respectively.

Actual expenses may be higher. For example, expenses may be higher than those shown if average net assets decrease. Net assets are more likely to decrease and Fund expense ratios are more likely to increase when markets are volatile.

As a result of expense limitation arrangements, the ratio of expenses, other than brokerage, interest, taxes, deferred organizational expenses and extraordinary expenses, to average net assets is not expected to exceed 0.25% for Class IS shares and 0.75% for Class FI shares. In addition, as a result of a contractual expense limitation arrangement, Class I shares’ operating expenses will be waived and/or reimbursed at an annual rate of 0.02%. These expense limitation arrangements cannot be terminated prior to April 30, 2012 without the Board of Directors’ consent.

With respect to Class IS and Class FI shares, the manager is permitted to recapture amounts waived or reimbursed to a class within three years after the day on which the manager earned the fee or incurred the expense if the class’ total annual operating expenses have fallen to a level below the lower of the limit described above or the limit then in effect.

Q. What were the leading contributors to performance?

A. The largest contributor to the Fund’s relative performance during the reporting period was its allocation to Australian linkers. They generated strong results given the country’s relative strength versus other developed countries and due to periods of rising inflation expectations.

Elsewhere, security selection of investment grade corporate bonds enhanced the Fund’s performance. Within the sector, our overweight positions in SLM Corp., Kraft Foods, Inc. and JP Morgan were the top contributors.

Q. What were the leading detractors from performance?

A. The largest detractor from the Fund’s relative performance for the period was its underweight to TIPS. While we benefited from our TIPS allocation, having an underweight versus the benchmark (which contains 100% TIPS) detracted from relative results. TIPS posted strong results given declining Treasury yields and rising inflation expectations in the U.S. toward the end of the reporting period.

Also detracting from results was our allocation to French linkers. They performed poorly given the negative implications from the European sovereign debt crisis.

Thank you for your investment in Western Asset Inflation Indexed Plus Bond Portfolio. As always, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Western Asset Management Company

January 17, 2012

4	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Fund overview (cont’d)

RISKS: Fixed-income securities involve interest rate, credit, inflation and reinvestment risks. As interest rates rise, the value of fixed-income securities falls. Derivatives, such as options, futures and swaps, can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. The use of leverage may increase volatility and possibility of loss. Risks of high-yield securities include greater price volatility, illiquidity and possibility of default. The Fund may be subject to interest rate, income and deflation risks. Changes in inflation will cause the Fund’s income to fluctuate, sometimes substantially. Periods of deflation may adversely affect the Fund’s net asset value. Potential active and frequent trading may result in higher transaction costs and increased investor liability. International investments are subject to special risks including currency fluctuations and social, economic and political uncertainties, which could increase volatility. These risks are magnified in emerging markets. Asset-backed, mortgage-backed or mortgage-related securities are subject to prepayment and extension risks. Please see the Fund’s prospectus for a more complete discussion of these and other risks, and the Fund’s investment strategies.

Portfolio holdings and breakdowns are as of December 31, 2011 and are subject to change and may not be representative of the portfolio managers’ current or future investments. Please refer to pages 12 through 14 for a list and percentage breakdown of the Fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. The Fund’s top five sector holdings (as a percentage of net assets) as of December 31, 2011 were: U.S. Treasury Inflation-Protected Securities (93.6%), Non-U.S. Treasury Inflation-Protected Security (3.1%), Corporate Bonds & Notes (0.4%), Collateralized Mortgage Obligations (0.1%) and Asset-Backed Securities (0.1%). The Fund’s portfolio composition is subject to change at any time.

All investments are subject to risk including the possible loss of principal. Past performance is no guarantee of future results. All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

[i]

U.S. Treasury Inflation-Protected Securities (“TIPS”) are inflation-indexed securities issued by the U.S. Treasury in five-year, ten-year and twenty-year maturities. The principal is adjusted to the Consumer Price Index, the commonly used measure of inflation. The coupon rate is constant, but generates a different amount of interest when multiplied by the inflation-adjusted principal.

ii

Effective duration measures the expected sensitivity of market price to changes in interest rates, taking into account the effects of structural complexities. (For example, some bonds can be prepaid by the issuer.)

iii	The Barclays Capital U.S. TIPS Index represents an unmanaged market index made up of U.S. Treasury Inflation-Linked Index securities.

iv

Duration is the measure of the price sensitivity of a fixed-income security to an interest rate change of 100 basis points. Calculation is based on the weighted average of the present values for all cash flows.

[v]

The Barclays Capital U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage- and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

vi

The Consumer Price Index for All Urban Consumers (“CPI-U”) is a measure of the average change in prices over time of goods and services purchased by households, which covers approximately 87% of the total population and includes, in addition to wage earners and clerical worker households, groups such as professional, managerial and technical workers, the self-employed, short-term workers, the unemployed and retirees and others not in the labor force.

vii	The yield curve is the graphical depiction of the relationship between the yield on bonds of the same credit quality but different maturities.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	5

Fund at a glance† (unaudited)

Investment breakdown (%) as a percent of total investments

†	The bar graph above represents the composition of the Fund’s investments as of December 31, 2011 and December 31, 2010 and does not include derivatives, such as futures contracts, swaps contracts and forward foreign currency contracts. The Fund is actively managed. As a result, the composition of the Fund’s investments is subject to change at any time.

6	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs and (2) ongoing costs, including management fees; service and/or distribution (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on July 1, 2011 and held for the six months ended December 31, 2011.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on actual total return[1]						Based on hypothetical total return[1]
	Actual Total Return[2]	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period[3]		Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period[3]
Class IS	7.00%	$1,000.00	$1,070.00	0.25%	$1.30	Class IS	5.00%	$1,000.00	$1,023.94	0.25%	$1.28
Class I	7.09	1,000.00	1,070.90	0.27	1.41	Class I	5.00	1,000.00	1,023.84	0.27	1.38
Class FI	6.90	1,000.00	1,069.00	0.75	3.91	Class FI	5.00	1,000.00	1,021.42	0.75	3.82

[1]	For the six months ended December 31, 2011.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Expenses (net of compensating balance arrangements, fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year (184), then divided by 365.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	7

Fund performance (unaudited)

Average annual total returns[1]
	Class IS	Class I	Class FI
Twelve Months Ended 12/31/11	12.76%	12.81%	12.29%
Five Years Ended 12/31/11	N/A	7.30	N/A
Ten Years Ended 12/31/11	N/A	7.32	N/A
Inception* through 12/31/11	9.92	7.08	7.58

Cumulative total returns[1]
Class IS (Inception date of 12/18/08 through 12/31/11)	33.30%
Class I (12/31/01 through 12/31/11)	102.72
Class FI (Inception date of 6/28/07 through 12/31/11)	39.08

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower.

[1]	Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value.

*	Inception dates for Class IS, I and FI are December 18, 2008, March 1, 2001 and June 28, 2007, respectively.

8	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Fund performance (unaudited) (cont’d)

Historical performance

Value of $1,000,000 invested in

Class IS Shares of Western Asset Inflation Indexed Plus Bond Portfolio vs. Barclays Capital U.S. TIPS Index† — December 18, 2008 - December 2011

Value of $1,000,000 invested in

Class I Shares of Western Asset Inflation Indexed Plus Bond Portfolio vs. Barclays Capital U.S. TIPS Index† — December 2001 - December 2011

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	9

Value of $1,000,000 invested in

Class FI Shares of Western Asset Inflation Indexed Plus Bond Portfolio vs. Barclays Capital U.S. TIPS Index† — June 28, 2007 - December 2011

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower.

†	Hypothetical illustration of $1,000,000 invested in Class IS, I and FI shares of Western Asset Inflation Indexed Plus Bond Portfolio on December 18, 2008 (commencement of operations), December 31, 2001 and June 28, 2007 (commencement of operations), respectively, assuming the reinvestment of all distributions, including returns of capital, if any, at net asset value through December 31, 2011. The hypothetical illustration also assumes a $1,000,000 investment in the Barclays Capital U.S. TIPS Index. The Barclays Capital U.S. TIPS Index represents an unmanaged market index made up of U.S. Treasury Inflation-Linked Index securities. The Index is unmanaged and not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index.

10	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Spread duration (unaudited)

Interest rate exposure — December 31, 2011

Spread duration measures the sensitivity to changes in spreads. The spread over Treasuries is the annual risk premium demanded by investors to hold non-Treasury securities. Spread duration is quantified as the % change in price resulting from a 100 basis points change in spreads. For a security with positive spread duration, an increase in spreads would result in a price decline and a decline in spreads would result in a price increase. This chart highlights the market sector exposure of the Fund’s sectors relative to the selected benchmark sectors as of the end of the reporting period.

BC U.S. TIPS	— Barclays Capital U.S. TIPS Index
Inflation Indexed Plus Bond	— Western Asset Inflation Indexed Plus Bond Portfolio
MBS	— Mortgage-Backed Securities

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	11

Effective duration (unaudited)

Economic exposure — December 31, 2011

Effective duration measures the sensitivity to changes in relevant interest rates. Effective duration is quantified as the % change in price resulting from a 100 basis points change in interest rates. For a security with positive effective duration, an increase in interest rates would result in a price decline and a decline in interest rates would result in a price increase. This chart highlights the interest rate exposure of the Fund’s sectors relative to the selected benchmark sectors as of the end of the reporting period.

BC U.S. TIPS	— Barclays Capital U.S. TIPS Index
Inflation Indexed Plus Bond	— Western Asset Inflation Indexed Plus Bond Portfolio

12	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Schedule of investments

December 31, 2011

Western Asset Inflation Indexed Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†	Value
U.S. Treasury Inflation Protected Securities — 93.6%
U.S. Treasury Bonds, Inflation Indexed	2.375%	1/15/25	20,673,857	$26,284,865
U.S. Treasury Bonds, Inflation Indexed	2.000%	1/15/26	26,684,949	32,801,647
U.S. Treasury Bonds, Inflation Indexed	1.750%	1/15/28	9,900,678	11,906,337
U.S. Treasury Bonds, Inflation Indexed	3.625%	4/15/28	7,294,000	10,845,266
U.S. Treasury Bonds, Inflation Indexed	2.500%	1/15/29	3,332,726	4,446,326
U.S. Treasury Bonds, Inflation Indexed	3.875%	4/15/29	17,382,788	27,085,912
U.S. Treasury Bonds, Inflation Indexed	2.125%	2/15/40	13,085,024	17,559,487
U.S. Treasury Bonds, Inflation Indexed	2.125%	2/15/41	4,208,380	5,684,272
U.S. Treasury Notes, Inflation Indexed	2.000%	4/15/12	6,438,628	6,466,797
U.S. Treasury Notes, Inflation Indexed	0.625%	4/15/13	7,391,970	7,516,710
U.S. Treasury Notes, Inflation Indexed	2.000%	1/15/14	27,597,584	29,225,400
U.S. Treasury Notes, Inflation Indexed	1.250%	4/15/14	16,070,649	16,840,288
U.S. Treasury Notes, Inflation Indexed	2.000%	7/15/14	8,300,776	8,943,438
U.S. Treasury Notes, Inflation Indexed	1.625%	1/15/15	16,978,101	18,311,153
U.S. Treasury Notes, Inflation Indexed	0.500%	4/15/15	4,242,172	4,438,704
U.S. Treasury Notes, Inflation Indexed	1.875%	7/15/15	10,707,760	11,808,646
U.S. Treasury Notes, Inflation Indexed	2.000%	1/15/16	14,671,588	16,398,933
U.S. Treasury Notes, Inflation Indexed	0.125%	4/15/16	4,318,829	4,502,379
U.S. Treasury Notes, Inflation Indexed	2.500%	7/15/16	10,528,444	12,176,798
U.S. Treasury Notes, Inflation Indexed	2.375%	1/15/17	16,853,828	19,563,604
U.S. Treasury Notes, Inflation Indexed	1.625%	1/15/18	13,235,131	15,071,505
U.S. Treasury Notes, Inflation Indexed	1.375%	7/15/18	10,595,206	11,995,765
U.S. Treasury Notes, Inflation Indexed	2.125%	1/15/19	2,278,066	2,707,695
U.S. Treasury Notes, Inflation Indexed	1.875%	7/15/19	3,499,650	4,123,298
U.S. Treasury Notes, Inflation Indexed	1.250%	7/15/20	25,666,529	29,031,257
U.S. Treasury Notes, Inflation Indexed	1.125%	1/15/21	21,809,978	24,323,229
U.S. Treasury Notes, Inflation Indexed	0.625%	7/15/21	11,975,666	12,811,161
Total U.S. Treasury Inflation Protected Securities (Cost — $355,730,115)				392,870,872
Asset-Backed Securities — 0.1%
Bear Stearns Asset Backed Securities Inc., 2003-ABF1 A	0.664%	2/25/34	54,766	40,713	(a)
Chase Funding Mortgage Loan Asset-Backed Certificates, 2002-4 2A1	1.034%	10/25/32	77,068	63,513	(a)
Countrywide Asset-Backed Certificates, 2002-1 A	0.854%	8/25/32	29,928	18,214	(a)
EMC Mortgage Loan Trust, 2003-B A1	0.844%	11/25/41	165,786	146,153	(a)(b)
Residential Asset Mortgage Products Inc., 2003-RS2 AII	0.974%	3/25/33	26,335	17,820	(a)
Total Asset-Backed Securities (Cost — $354,000)				286,413

See Notes to Financial Statements.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	13

Western Asset Inflation Indexed Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†		Value
Collateralized Mortgage Obligations — 0.1%
Credit Suisse First Boston Mortgage Securities Corp., 2001-28 1A1	0.944%	11/25/31	433,584		$349,463	(a)
Sequoia Mortgage Trust, 2004-4 A	1.118%	5/20/34	74,643		62,776	(a)
Total Collateralized Mortgage Obligations (Cost — $490,260)					412,239
Corporate Bonds & Notes — 0.4%
Financials — 0.4%
Capital Markets — 0.0%
Kaupthing Bank HF, Subordinated Notes	7.125%	5/19/16	2,940,000		0	(b)(c)(d)(e)(f)
Commercial Banks — 0.0%
Glitnir Banki HF, Subordinated Notes	6.693%	6/15/16	1,760,000		0	(a)(b)(c)(d)(e)(f)
Diversified Financial Services — 0.4%
JP Morgan and Co. Inc.	7.140%	2/15/12	1,720,000		1,725,177	(a)
Total Corporate Bonds & Notes (Cost — $6,412,452)					1,725,177
Non-U.S. Treasury Inflation Protected Securities — 3.1%
Australia — 0.5%
Australia Government, Bonds	3.000%	9/20/25	1,640,000	AUD	2,160,263
Canada — 2.6%
Government of Canada, Bonds	4.250%	12/1/21	6,339,396	CAD	8,899,984
Government of Canada, Bonds	4.250%	12/1/26	1,361,626	CAD	2,164,274
Total Canada					11,064,258
Total Non-U.S. Treasury Inflation Protected Securities (Cost — $12,748,975)					13,224,521
Total Investments before Short-Term Investments (Cost — $375,735,802)					408,519,222
Short-Term Investments — 3.0%
Repurchase Agreements — 3.0%
Deutsche Bank Securities Inc. repurchase agreement dated 12/30/11; Proceeds at maturity — $12,517,056 (Fully collateralized by U.S. government agency obligation, 3.150% due 10/28/20; Market value — $12,767,342) (Cost — $12,517,000)	0.040%	1/3/12	12,517,000		12,517,000
Total Investments — 100.3% (Cost — $388,252,802#)					421,036,222
Liabilities in Excess of Other Assets — (0.3)%					(1,461,537)
Total Net Assets — 100.0%					$419,574,685

†	Face amount denominated in U.S. dollars, unless otherwise noted.

(a)	Variable rate security. Interest rate disclosed is as of the most recent information available.

(b)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Directors, unless otherwise noted.

(c)	The coupon payment on these securities is currently in default as of December 31, 2011.

(d)	Security is valued in good faith in accordance with procedures approved by the Board of Directors (See Note 1).

See Notes to Financial Statements.

14	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Schedule of investments (cont’d)

December 31, 2011

Western Asset Inflation Indexed Plus Bond Portfolio

(e)	Value is less than $1.

(f)	Illiquid security.

#	Aggregate cost for federal income tax purposes is $388,452,574.

Abbreviations used in this schedule:
AUD	— Australian Dollar
CAD	— Canadian Dollar

See Notes to Financial Statements.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	15

Statement of assets and liabilities

December 31, 2011

Assets:
Investments, at value (Cost — $388,252,802)	$421,036,222
Foreign currency, at value (Cost — $586,035)	582,057
Cash	573
Receivable for Fund shares sold	2,666,846
Interest receivable	2,601,214
Unrealized appreciation on forward foreign currency contracts	1,285,902
Prepaid expenses	32,839
Other receivables	1,300
Total Assets	428,206,953

Liabilities:
Payable for Fund shares repurchased	7,189,737
Unrealized depreciation on forward foreign currency contracts	1,274,378
Investment management fee payable	63,576
Distributions payable	970
Service and/or distribution fees payable	107
Accrued expenses	103,500
Total Liabilities	8,632,268
Total Net Assets	$419,574,685

Net Assets:
Par value (Note 7)	$35,410
Paid-in capital in excess of par value	392,103,929
Undistributed net investment income	2,014,948
Accumulated net realized loss on investments, futures contracts, written options, swap contracts and foreign currency transactions	(7,370,708)
Net unrealized appreciation on investments and foreign currencies	32,791,106
Total Net Assets	$419,574,685

Shares Outstanding:
Class IS	5,294,437
Class I	30,007,257
Class FI	107,901

Net Asset Value:
Class IS	$11.85
Class I	$11.85
Class FI	$11.80

See Notes to Financial Statements.

16	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Statement of operations

For the Year Ended December 31, 2011

Investment Income:
Interest	$17,247,299

Expenses:
Investment management fee (Note 2)	889,377
Transfer agent fees (Note 5)	278,480
Legal fees	50,545
Fund accounting fees	48,668
Registration fees	40,929
Audit and tax	35,660
Shareholder reports (Note 5)	32,240
Directors’ fees	19,042
Custody fees	10,894
Insurance	9,917
Service and/or distribution fees (Notes 2 and 5)	1,365
Fees recaptured by investment manager (Note 2)	698
Miscellaneous expenses	7,317
Total Expenses	1,425,132
Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(90,617)
Net Expenses	1,334,515
Net Investment Income	15,912,784

Realized and Unrealized Gain (Loss) on Investments, Futures Contracts, Written Options, Swap Contracts and Foreign Currency Transactions (Notes 1, 3 and 4):
Net Realized Gain (Loss) From:
Investment transactions	2,406,479
Futures contracts	(2,231,956)
Written options	599,364
Swap contracts	638,529
Foreign currency transactions	102,684
Net Realized Gain	1,515,100
Change in Net Unrealized Appreciation (Depreciation) From:
Investments	35,596,045
Futures contracts	9,069
Swap contracts	(577,541)
Foreign currencies	754,169
Change in Net Unrealized Appreciation (Depreciation)	35,781,742
Net Gain on Investments, Futures Contracts, Written Options, Swap Contracts and Foreign Currency Transactions	37,296,842
Increase in Net Assets from Operations	$53,209,626

See Notes to Financial Statements.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	17

Statements of changes in net assets

For the Years Ended December 31,	2011	2010

Operations:
Net investment income	$15,912,784	$11,497,678
Net realized gain	1,515,100	10,876,281
Change in net unrealized appreciation (depreciation)	35,781,742	5,217,512
Increase in Net Assets From Operations	53,209,626	27,591,471

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(16,395,555)	(15,053,972)
Decrease in Net Assets From Distributions to Shareholders	(16,395,555)	(15,053,972)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	148,603,531	195,379,743
Reinvestment of distributions	15,010,476	14,045,569
Cost of shares repurchased	(343,216,271)	(124,327,974)
Increase (Decrease) in Net Assets From Fund Share Transactions	(179,602,264)	85,097,338
Increase (Decrease) in Net Assets	(142,788,193)	97,634,837

Net Assets:
Beginning of year	562,362,878	464,728,041
End of year*	$419,574,685	$562,362,878
* Includes undistributed net investment income of:	$2,014,948	$1,845,111

See Notes to Financial Statements.

18	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Financial highlights

For a share of each class of capital stock outstanding throughout each year ended December 31, unless otherwise noted:
Class IS Shares[1,2]	2011		2010	2009	2008[3]

Net asset value, beginning of year	$10.92		$10.64	$9.53	$9.63

Income (loss) from operations:
Net investment income (loss)	0.40		0.23	0.18	(0.03)
Net realized and unrealized gain (loss)	0.96		0.37	1.05	(0.07)
Total income (loss) from operations	1.36		0.60	1.23	(0.10)

Less distributions from:
Net investment income	(0.43)		(0.32)	(0.12)	—
Total distributions	(0.43)		(0.32)	(0.12)	—

Net asset value, end of year	$11.85		$10.92	$10.64	$9.53
Total return[4]	12.76%		5.72%	12.99%	(1.04)%

Net assets, end of year (000s)	$62,764		$45,141	$23,463	$22,573

Ratios to average net assets:
Gross expenses	0.27	%†	0.27%	0.28%	0.24%[5]
Net expenses[6]	0.25	[7]†	0.25 [7]	0.25 [7]	0.24 [5]
Net investment income (loss)	3.54		2.12	1.80	(10.00) [5]

Portfolio turnover rate	50%		39%	41%	74%[8]

[1]	In April 2010, Institutional Select Class shares were renamed Class IS shares.

[2]	Per share amounts have been calculated using the average shares method.

[3]	For the period December 18, 2008 (commencement of operations) to December 31, 2008.

[4]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[7]	Reflects fee waivers and/or expense reimbursements.

[8]	Not annualized.

†	Reflects recapture of expenses waived/reimbursed from prior fiscal years.

See Notes to Financial Statements.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	19

For a share of each class of capital stock outstanding throughout each year ended December 31, unless otherwise noted:
Class I Shares[1,2]	2011	2010	2009	2008[3]	2008[4]	2007[4]

Net asset value, beginning of year	$10.91	$10.63	$9.53	$11.08	$10.43	$10.25

Income (loss) from operations:
Net investment income	0.41	0.24	0.11	0.44	0.61	0.39
Net realized and unrealized gain (loss)	0.96	0.36	1.11	(1.32)	0.67	0.20
Total income (loss) from operations	1.37	0.60	1.22	(0.88)	1.28	0.59

Less distributions from:
Net investment income	(0.43)	(0.32)	(0.12)	(0.47)	(0.63)	(0.41)
Net realized gains	—	—	—	(0.20)	—	—
Total distributions	(0.43)	(0.32)	(0.12)	(0.67)	(0.63)	(0.41)

Net asset value, end of year	$11.85	$10.91	$10.63	$9.53	$11.08	$10.43
Total return[5]	12.81%	5.67%	12.86%	(8.32)%	12.77%	5.89%

Net assets, end of year (000s)	$355,538	$516,765	$440,964	$469,959	$846,594	$644,236

Ratios to average net assets:
Gross expenses	0.33%	0.32%	0.32%	0.27%[6]	0.27%	0.29%
Net expenses[7,8]	0.31	0.30	0.30	0.25 [6]	0.25	0.25
Net investment income	3.58	2.22	1.10	5.80 [6]	5.80	3.80

Portfolio turnover rate	50%	39%	41%	74%[9]	142%	96%

[1]	In April 2010, Institutional Class shares were renamed Class I shares.

[2]	Per share amounts have been calculated using the average shares method.

[3]	For the period April 1, 2008 through December 31, 2008.

[4]	For the year ended March 31.

[5]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.

[7]	Reflects fee waivers and/or expense reimbursements.

[8]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[9]	Not annualized.

See Notes to Financial Statements.

20	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Financial highlights (cont’d)

For a share of each class of capital stock outstanding throughout each year ended December 31, unless otherwise noted:
Class FI Shares[1,2]	2011		2010	2009	2008[3]	2008[4]

Net asset value, beginning of year	$10.87		$10.59	$9.51	$11.06	$10.02

Income (loss) from operations:
Net investment income	0.32		0.19	0.14	0.17	0.35
Net realized and unrealized gain (loss)	0.99		0.36	1.04	(1.06)	1.06
Total income (loss) from operations	1.31		0.55	1.18	(0.89)	1.41

Less distributions from:
Net investment income	(0.38)		(0.27)	(0.10)	(0.46)	(0.37)
Net realized gains	—		—	—	(0.20)	—
Total distributions	(0.38)		(0.27)	(0.10)	(0.66)	(0.37)

Net asset value, end of year	$11.80		$10.87	$10.59	$9.51	$11.06
Total return[5]	12.29%		5.21%	12.53%	(8.47)%	14.29%

Net assets, end of year (000s)	$1,273		$457	$301	$162	$36

Ratios to average net assets:
Gross expenses	0.86	%†	0.93%	0.79%	0.77%[6]	0.71%[6]
Net expenses[7,8]	0.75	†	0.75	0.62	0.52 [6]	0.48 [6]
Net investment income	2.85		1.75	1.40	2.40 [6]	4.10 [6]

Portfolio turnover rate	50%		39%	41%	74%[9]	142%[9]

[1]	In April 2010, Financial Intermediary Class shares were renamed Class FI shares.

[2]	Per share amounts have been calculated using the average shares method.

[3]	For the period April 1, 2008 through December 31, 2008.

[4]	For the period June 28, 2007 (commencement of operations) to March 31, 2008.

[5]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.

[7]	Reflects fee waivers and/or expense reimbursements.

[8]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[9]	Not annualized.

†	Reflects recapture of expenses waived/reimbursed from prior fiscal years.

See Notes to Financial Statements.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	21

Notes to financial statements

1. Organization and significant accounting policies

Western Asset Inflation Indexed Plus Bond Portfolio (the “Fund”) is a separate diversified investment series of Western Asset Funds, Inc. (the “Corporation”). The Corporation, a Maryland corporation, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. The valuations for fixed income securities and certain derivative instruments are typically the prices supplied by independent third party pricing services, which may use market prices or broker/dealer quotations or a variety of fair valuation techniques and methodologies. Short-term fixed income securities that will mature in 60 days or less are valued at amortized cost, unless it is determined that using this method would not reflect an investment’s fair value. Futures contracts are valued daily at the settlement price established by the board of trade or exchange on which they are traded. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. If independent third party pricing services are unable to supply prices for a portfolio investment, or if the prices supplied are deemed by the manager to be unreliable, the market price may be determined by the manager using quotations from one or more broker/dealers. When the Fund holds securities or other assets that are denominated in a foreign currency, the Fund will normally use the currency exchange rates as of 4:00 p.m. (Eastern Time). When reliable prices are not readily available, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities as determined in accordance with procedures approved by the Fund’s Board of Directors.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

22	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Notes to financial statements (cont’d)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

The following is a summary of the inputs used in valuing the Fund’s assets and liabilities carried at fair value:

	ASSETS
Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Total
Long-term investments†:
U.S. treasury inflation protected securities	—	$392,870,872	—		$392,870,872
Asset-backed securities	—	286,413	—		286,413
Collateralized mortgage obligations	—	412,239	—		412,239
Corporate bonds & notes	—	1,725,177	$0	*	1,725,177
Non-U.S. treasury inflation protected securities	—	13,224,521	—		13,224,521
Total long-term investments	—	$408,519,222	$0	*	$408,519,222
Short-term investments†	—	12,517,000	—		12,517,000
Total investments	—	$421,036,222	$0	*	$421,036,222
Other financial instruments:
Forward foreign currency contracts	—	1,285,902	—		1,285,902
Total	—	$422,322,124	$0	*	$422,322,124

	LIABILITIES
Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Other financial instruments:
Forward foreign currency contracts	—	$1,274,378	—	$1,274,378

†	See Schedule of Investments for additional detailed categorizations.

*	Value is less than $1.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	23

The following is a reconciliation of investments in which significant unobservable inputs (Level 3) were used in determining fair value:

Investments in Securities	Corporate Bonds & Notes
Balance as of December 31, 2010	$0	*
Accrued premiums/discounts	—
Realized gain (loss)	—
Change in unrealized appreciation (depreciation)	—
Purchases	—
Sales	—
Transfers into Level 3	—
Transfers out of Level 3	—
Balance as of December 31, 2011	$0	*
Net change in unrealized appreciation (depreciation) for investments in securities still held at December 31, 2011	—

The	Fund’s policy is to recognize transfers between levels as of the end of the reporting period.

*	Value is less than $1.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Inflation-indexed bonds. Inflation-indexed bonds are fixed-income securities whose principal value or interest rate is periodically adjusted according to the rate of inflation. As the index measuring inflation changes, the principal value or interest rate of inflation-indexed bonds will be adjusted accordingly. Inflation adjustments to the principal amount of inflation-indexed bonds are reflected as an increase or decrease to investment income on the Statement of Operations. Repayment of the original bond principal upon maturity (as adjusted for inflation) is guaranteed in the case of U.S. Treasury inflation-indexed bonds. For bonds that do not provide a similar guarantee, the adjusted principal value of the bond repaid at maturity may be less than the original principal.

24	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Notes to financial statements (cont’d)

(d) Forward foreign currency contracts. The Fund enters into a forward foreign currency contract to hedge against foreign currency exchange rate risk on its non-U.S. dollar denominated securities or to facilitate settlement of a foreign currency denominated portfolio transaction. A forward foreign currency contract is an agreement between two parties to buy and sell a currency at a set price with delivery and settlement at a future date. The contract is marked-to-market daily and the change in value is recorded by the Fund as an unrealized gain or loss. When a forward foreign currency contract is closed, through either delivery or offset by entering into another forward foreign currency contract, the Fund recognizes a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value of the contract at the time it is closed.

Forward foreign currency contracts involve elements of market risk in excess of the amounts reflected on the Statement of Assets and Liabilities. The Fund bears the risk of an unfavorable change in the foreign exchange rate underlying the forward foreign currency contract. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts.

(e) Written options. When the Fund writes an option, an amount equal to the premium received by the Fund is recorded as a liability, the value of which is marked-to-market daily to reflect the current market value of the option written. If the option expires, the premium received is recorded as a realized gain. When a written call option is exercised, the difference between the premium received plus the option exercise price and the Fund’s basis in the underlying security (in the case of a covered written call option), or the cost to purchase the underlying security (in the case of an uncovered written call option), including brokerage commission, is recognized as a realized gain or loss. When a written put option is exercised, the amount of the premium received is subtracted from the cost of the security purchased by the Fund from the exercise of the written put option to form the Fund’s basis in the underlying security purchased. The writer or buyer of an option traded on an exchange can liquidate the position before the exercise of the option by entering into a closing transaction. The cost of a closing transaction is deducted from the original premium received resulting in a realized gain or loss to the Fund.

The risk in writing a covered call option is that the Fund may forego the opportunity of profit if the market price of the underlying security increases and the option is exercised. The risk in writing a put option is that the Fund may incur a loss if the market price of the underlying security decreases and the option is exercised. The risk in writing an uncovered call option is that the Fund is exposed to the risk of loss if the market price of the underlying security increases. In addition, there is the risk that the Fund may not be able to enter into a closing transaction because of an illiquid secondary market.

(f) Futures contracts. The Fund may use futures contracts generally to gain exposure to, or hedge against, changes in interest rates or gain exposure to, or hedge against, changes in certain asset classes. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	25

Upon entering into a futures contract, the Fund is required to deposit cash or cash equivalents with a broker in an amount equal to a certain percentage of the contract amount. This is known as the “initial margin” and subsequent payments (“variation margin”) are made or received by the Fund each day, depending on the daily fluctuation in the value of the contract. For certain futures, including foreign denominated futures, variation margin is not settled daily, but is recorded as a net variation margin payable or receivable. Futures contracts are valued daily at the settlement price established by the board of trade or exchange on which they are traded. The daily changes in contract value are recorded as unrealized gains or losses in the Statement of Operations and the Fund recognizes a realized gain or loss when the contract is closed.

Futures contracts involve, to varying degrees, risk of loss in excess of the amounts reflected in the financial statements. In addition, there is the risk that the Fund may not be able to enter into a closing transaction because of an illiquid secondary market.

(g) Swap agreements. The Fund may invest in swaps for the purpose of managing its exposure to interest rate, credit or market risk, or for other purposes. The use of swaps involves risks that are different from those associated with ordinary portfolio transactions.

Swap contracts are marked-to-market daily and changes in value are recorded as unrealized appreciation (depreciation). Gains or losses are realized upon termination of the swap agreement. Collateral, in the form of restricted cash or securities, may be required to be held in segregated accounts with the Fund’s custodian in compliance with the terms of the swap contracts. Securities posted as collateral for swap contracts are identified in the Schedule of Investments and restricted cash, if any, is identified on the Statement of Assets and Liabilities. Risks may exceed amounts recorded in the Statement of Assets and Liabilities. These risks include changes in the returns of the underlying instruments, failure of the counterparties to perform under the contracts’ terms, and the possible lack of liquidity with respect to the swap agreements.

Payments received or made at the beginning of the measurement period are reflected as a premium or deposit, respectively, on the Statement of Assets and Liabilities. These upfront payments are amortized over the life of the swap and are recognized as realized gain or loss in the Statement of Operations. Net periodic payments received or paid by the Fund are recognized as a realized gain or loss in the Statement of Operations.

The Fund’s maximum exposure in the event of a defined credit event on a credit default swap to sell protection is the notional amount. As of December 31, 2011, the Fund did not hold any credit default swaps to sell protection.

At December 31, 2011, the Fund had no open swap agreements.

For average notional amounts of swaps held during the year ended December 31, 2011, see Note 4.

26	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Notes to financial statements (cont’d)

Credit default swaps

The Fund may enter into credit default swap (“CDS”) contracts for investment purposes, to manage its credit risk or to add leverage. CDS agreements involve one party making a stream of payments to another party in exchange for the right to receive a specified return in the event of a default by a third party, typically corporate or sovereign issuers, on a specified obligation, or in the event of a write-down, principal shortfall, interest shortfall or default of all or part of the referenced entities comprising a credit index. The Fund may use a CDS to provide protection against defaults of the issuers (i.e., to reduce risk where the Fund has exposure to an issuer) or to take an active long or short position with respect to the likelihood of a particular issuer’s default. As a seller of protection, the Fund generally receives an upfront payment or a stream of payments throughout the term of the swap provided that there is no credit event. If the Fund is a seller of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the maximum potential amount of future payments (undiscounted) that the Fund could be required to make under a credit default swap agreement would be an amount equal to the notional amount of the agreement. These amounts of potential payments will be partially offset by any recovery of values from the respective referenced obligations. As a seller of protection, the Fund effectively adds leverage to its portfolio because, in addition to its total net assets, the Fund is subject to investment exposure on the notional amount of the swap. As a buyer of protection, the Fund generally receives an amount up to the notional value of the swap if a credit event occurs.

Implied spreads are the theoretical prices a lender receives for credit default protection. When spreads rise, market perceived credit risk rises and when spreads fall, market perceived credit risk falls. The implied credit spread of a particular referenced entity reflects the cost of buying/selling protection and may include upfront payments required to enter into the agreement. Wider credit spreads and decreasing market values, when compared to the notional amount of the swap, represent a deterioration of the referenced entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the agreement. Credit spreads utilized in determining the period end market value of credit default swap agreements on corporate or sovereign issues are disclosed in the Notes to Financial Statements and serve as an indicator of the current status of the payment/performance risk and represent the likelihood or risk of default for credit derivatives. For credit default swap agreements on asset-backed securities and credit indices, the quoted market prices and resulting values, particularly in relation to the notional amount of the contract as well as the annual payment rate, serve as an indication of the current status of the payment/performance risk.

The Fund’s maximum risk of loss from counterparty risk, as the protection buyer, is the fair value of the contract (this risk is mitigated by the posting of collateral by the counterparty to the Fund to cover the Fund’s exposure to the counterparty). As the protection seller, the Fund’s maximum risk is the notional amount of the contract. Credit default swaps are considered to have credit risk-related contingent features since they require payment by the protection seller to the protection buyer upon the occurrence of a defined credit event.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	27

Entering into a CDS agreement involves, to varying degrees, elements of credit, market and documentation risk in excess of the related amounts recognized on the Statement of Assets and Liabilities. Such risks involve the possibility that there will be no liquid market for these agreements, that the counterparty to the agreement may default on its obligation to perform or disagree as to the meaning of the contractual terms in the agreement, and that there will be unfavorable changes in net interest rates.

(h) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(i) Credit and market risk. Investments in securities that are collateralized by residential real estate mortgages are subject to certain credit and liquidity risks. When market conditions result in an increase in default rates of the underlying mortgages and the foreclosure values of underlying real estate properties are materially below the outstanding amount of these underlying mortgages, collection of the full amount of accrued interest and principal on these investments may be doubtful. Such market conditions may significantly impair the value and liquidity of these investments and may result in a lack of correlation between their credit ratings and values.

(j) Counterparty risk and credit-risk-related contingent features of derivative instruments. The Fund may invest in certain securities or engage in other transactions, where the Fund is exposed to counterparty credit risk in addition to broader market risks. The Fund may invest in securities of issuers, which may also be considered counterparties as trading partners in other transactions. This may

28	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Notes to financial statements (cont’d)

increase the risk of loss in the event of default or bankruptcy by the counterparty or if the counterparty otherwise fails to meet its contractual obligations. The Fund’s investment manager attempts to mitigate counterparty risk by (i) periodically assessing the creditworthiness of its trading partners, (ii) monitoring and/or limiting the amount of its net exposure to each individual counterparty based on its assessment and (iii) requiring collateral from the counterparty for certain transactions. Market events and changes in overall economic conditions may impact the assessment of such counterparty risk by the investment manager. In addition, declines in the values of underlying collateral received may expose the Fund to increased risk of loss.

The Fund has entered into master agreements with certain of its derivative counterparties that provide for general obligations, representations, agreements, collateral, events of default or termination and credit related contingent features. The credit related contingent features include, but are not limited to, a percentage decrease in the Fund’s net assets or NAV over a specified period of time. If these credit related contingent features were triggered, the derivatives counterparty could terminate the positions and demand payment or require additional collateral.

As of December 31, 2011, the Fund held forward foreign currency contracts with credit related contingent features which had a liability position of $1,274,378. If a contingent feature in the master agreements would have been triggered, the Fund would have been required to pay this amount to its derivatives counterparties.

(k) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(l) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(m) Distributions to shareholders. Distributions from net investment income of the Fund are declared each business day to shareholders of record, and are paid monthly. Distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(n) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	29

(o) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of December 31, 2011, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

(p) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Undistributed Net Investment Income	Accumulated Net Realized Loss
(a)	$652,608	$(652,608)

(a)

Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes, losses from mortgage backed securities treated as capital losses for tax purposes and book/tax differences in the treatment of swaps.

2. Investment management agreement and other transactions with affiliates

The Fund has an investment management agreement with Leg Mason Partners Fund Advisor, LLC (“LMPFA”). Western Asset Management Company (“Western Asset”) is the investment adviser. Western Asset Management Company Limited (“Western Asset Limited”), Western Asset Management Company Pte. Ltd. (“Western Singapore”) and Western Asset Management Company Ltd (“Western Japan”) share advisory responsibilities with Western Asset. LMPFA, Western Asset, Western Asset Limited, Western Singapore and Western Japan are wholly owned subsidiaries of Legg Mason, Inc (“Legg Mason”).

LMPFA provides the Fund with management and administrative services for which the Fund pays a fee calculated daily and paid monthly, at an annual rate of 0.20% of the Fund’s average daily net assets. The investment manager has agreed to waive fees and/or reimburse operating expenses (other than interest, taxes, extraordinary expenses and brokerage commissions) so that total operating expenses are not expected to exceed: 0.25% and 0.75% for Class IS and Class FI shares, respectively. With respect to Class I shares, the investment manager has contractually agreed to waive fees and/or reimburse operating expenses at an annual rate 0.02% of the Fund’s average daily net assets attributable to such class (“Flat Waiver”). Western Asset and Western Asset Limited also agreed to waive their advisory fees (which are paid by LMPFA and not the Fund) under corresponding amounts under both the Fee Cap and the Flat Waiver. This arrangement cannot be terminated prior to April 30, 2012 without the Board’s consent.

30	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Notes to financial statements (cont’d)

During the year ended December 31, 2011, fees waived and/or expenses reimbursed amounted to $90,617.

With respect to Class IS and Class FI shares, the investment manager is permitted to recapture amounts waived or reimbursed to a class within three years after the day on which the investment manager earned the fee or incurred the expense if the class’s total annual operating expenses have fallen to a level below the lower of the limit described above or the limit then in effect.

Pursuant to these agreements, at December 31, 2011, the Fund had remaining fee waivers and/or expense reimbursements subject to recapture by LMPFA and respective dates of expiration as follows:

	Class IS	Class FI
Expires December 31, 2012	$6,747	$328
Expires December 31, 2013	5,625	759
Expires December 31, 2014	12,188	580
Fees waived/expense reimbursements subject to recapture	$24,560	$1,667

For the year ended December 31, 2011, LMPFA recaptured $640 and $58 for Class IS and Class FI, respectively.

Legg Mason Investor Services, LLC, a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

3. Investments

During the year ended December 31, 2011, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) and U.S Government & Agency Obligations were as follows:

	Investments	U.S. Government & Agency Obligations
Purchases	$26,996,661	$186,913,519
Sales	39,792,260	362,926,496

At December 31, 2011, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$37,898,083
Gross unrealized depreciation	(5,314,435)
Net unrealized appreciation	$32,583,648

During the year ended December 31, 2011, written option transactions for the Fund were as follows:

	Number of Contracts	Premiums
Written options, outstanding as of December 31, 2010	—	—
Options written	1,730	$696,550
Options closed	(1,235)	(450,846)
Options exercised	(122)	(19,619)
Options expired	(373)	(226,085)
Written options, outstanding as of December 31, 2011	—	—

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	31

At December 31, 2011, the Fund had the following open forward foreign currency contracts:

Foreign Currency	Counterparty	Local Currency	Market Value	Settlement Date	Unrealized Gain (Loss)
Contracts to Buy:
Australian Dollar	Credit Suisse First Boston Inc.	2,000,000	$2,034,318	2/16/12	$(3,782)
Australian Dollar	Deutsche Bank AG	1,215,000	1,235,848	2/16/12	(16,295)
Euro	Citibank, N.A.	6,000,000	7,768,354	2/16/12	(441,452)
Euro	Credit Suisse First Boston Inc.	8,439,326	10,926,612	2/16/12	(352,462)
Euro	Credit Suisse First Boston Inc.	71,397	92,439	2/16/12	(3,675)
Euro	Morgan Stanley & Co. Inc.	5,000,000	6,473,629	2/16/12	(442,676)
					(1,260,342)
Contracts to Sell:
Australian Dollar	Credit Suisse First Boston Inc.	5,485,544	$5,579,669	2/16/12	$(14,036)
Canadian Dollar	Citibank, N.A.	11,028,811	10,814,139	2/16/12	11,900
Euro	Citibank, N.A.	483,100	625,482	2/16/12	42,537
Euro	Citibank, N.A.	5,516,900	7,142,872	2/16/12	229,085
Euro	Credit Suisse First Boston Inc.	8,510,723	11,019,052	2/16/12	677,234
Euro	Morgan Stanley & Co. Inc.	2,334,218	3,022,172	2/16/12	97,144
Euro	Morgan Stanley & Co. Inc.	2,665,782	3,451,456	2/16/12	228,002
					1,271,866
Net unrealized gain on open forward foreign currency contracts					$11,524

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

Below is a table, grouped by derivative type, that provides information about the fair value and the location of derivatives within the Statement of Assets and Liabilities at December 31, 2011.

ASSET DERIVATIVES[1]
Foreign Exchange Risk
Forward foreign currency contracts	$1,285,902

LIABILITY DERIVATIVES[1]
Foreign Exchange Risk
Forward foreign currency contracts	$1,274,378

[1]

Generally, the balance sheet location for asset derivatives is receivables/net unrealized appreciation (depreciation) and for liability derivatives is payables/net unrealized appreciation (depreciation).

The following tables provide information about the effect of derivatives and hedging activities on the Fund’s Statement of Operations for the year ended December 31, 2011. The first table provides additional detail about the amounts and sources of gains (losses) realized on derivatives during the period. The second table provides

32	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Notes to financial statements (cont’d)

additional information about the change in unrealized appreciation (depreciation) resulting from the Fund’s derivatives and hedging activities during the period.

AMOUNT OF REALIZED GAIN (LOSS) ON DERIVATIVES RECOGNIZED
	Interest Rate Risk	Foreign Exchange Risk	Credit Risk	Total
Purchased options	$(782,796)	$(538,160)	—	$(1,320,956)
Written options	599,364	—	—	599,364
Futures contracts	(2,231,956)	—	—	(2,231,956)
Swap contracts	—	—	$638,529	638,529
Forward foreign currency contracts	—	(168,257)	—	(168,257)
Total	$(2,415,388)	$(706,417)	$638,529	$(2,483,276)

CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION) ON DERIVATIVES RECOGNIZED
	Interest Rate Risk	Foreign Exchange Risk	Credit Risk	Total
Purchased options	—	$246,391	—	$246,391
Futures contracts	$9,069	—	—	9,069
Swap contracts	—	—	$(577,541)	(577,541)
Forward foreign currency Contracts	—	762,792	—	762,792
Total	$9,069	$1,009,183	$(577,541)	$440,711

During the year ended December 31, 2011, the volume of derivative activity for the Fund was as follows:

Average Market Value
Purchased options†	$33,075
Written options†	11,067
Forward foreign currency contracts (to buy)	58,606,065
Forward foreign currency contracts (to sell)	76,683,195
Futures contracts (to buy)†	2,104,211
Futures contracts (to sell)†	9,206,059

Average Notional Balance‡
Credit default swap contracts (to sell protection)†	$6,023,077

†	At December 31, 2011, there were no open positions held in this derivative.

‡	Amounts are denominated in U.S. dollars, unless otherwise noted.

5. Class specific expenses, waivers and/or expense reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service and/or distribution fee with respect to its Class FI shares calculated at the annual rate of 0.25% of the average daily net assets of the Class FI. Service and distribution fees are accrued daily and paid monthly.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	33

For the year ended December 31, 2011, class specific expenses were as follows:

	Service and/or Distribution Fees	Transfer Agent Fees	Shareholder Reports
Class IS	—	$7,591	$3,474
Class I	—	269,047	28,733
Class FI	$1,365	1,842	33
Total	$1,365	$278,480	$32,240

For the year ended December 31, 2011, waivers and/or expense reimbursements by class were as follows:

Waivers/Expense Reimbursements
Class IS	$12,188
Class I	77,849
Class FI	580
Total	$90,617

6. Distributions to shareholders by class

	Year Ended December 31, 2011	Year Ended December 31, 2010*
Net Investment Income:
Class IS	$2,012,620	$940,224
Class I	14,366,176	14,103,665
Class FI	16,759	10,083
Total	$16,395,555	$15,053,972

*	In April 2010, Institutional Select Class, Institutional Class and Financial Intermediary Class shares were renamed Class IS, Class I and Class FI shares, respectively.

7. Capital shares

At December 31, 2011, the Corporation had 21.15 billion shares of capital stock authorized with a par value of $0.001 per share. Transactions in shares of the Fund were as follows:

	Year Ended December 31, 2011		Year Ended December 31, 2010*
	Shares	Amount	Shares	Amount
Class IS
Shares sold	1,981,374	$22,535,104	2,475,615	$26,828,160
Shares issued on reinvestment	136,711	1,548,621	50,467	554,317
Shares repurchased	(957,152)	(11,138,089)	(598,536)	(6,521,507)
Net increase	1,160,933	$12,945,636	1,927,546	$20,860,970

Class I
Shares sold	11,047,459	$124,807,681	15,468,930	$168,245,243
Shares issued on reinvestment	1,192,272	13,445,109	1,237,625	13,481,166
Shares repurchased	(29,577,559)	(331,580,189)	(10,835,664)	(117,637,340)
Net increase (decrease)	(17,337,828)	$(193,327,399)	5,870,891	$64,089,069

34	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Notes to financial statements (cont’d)

	Year Ended December 31, 2011		Year Ended December 31, 2010*
	Shares	Amount	Shares	Amount
Class FI
Shares sold	107,347	$1,260,746	28,154	$306,340
Shares issued on reinvestment	1,490	16,746	929	10,086
Shares repurchased	(42,961)	(497,993)	(15,453)	(169,127)
Net increase	65,876	$779,499	13,630	$147,299

*	In April 2010, Institutional Select Class, Institutional Class and Financial Intermediary Class shares were renamed Class IS, Class I and Class FI shares, respectively.

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal years ended December 31, was as follows:

	2011	2010
Distributions Paid From:
Ordinary income	$16,395,555	$15,053,972

As of December 31, 2011, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$2,695,054
Capital loss carryforward*	(2,692,673)
Other book/tax temporary differences(a)	(5,158,369)
Unrealized appreciation (depreciation)(b)	32,591,334
Total accumulated earnings (losses) — net	$27,435,346

*	During the taxable year ended December 31, 2011, the Fund utilized $2,639,496 of its capital loss carryforward available from prior years. As of December 31, 2011, the Fund had the following net capital loss carryforward remaining:

Year of Expiration	Amount
12/31/2017	$(2,692,673)

This amount will be available to offset future taxable capital gains.

(a)

Other book/tax temporary differences are attributable primarily to the tax deferral of losses on straddles, the realization for tax purposes of unrealized gains on certain foreign currency contracts, the deferral of post-October capital losses for tax purposes, differences between book/tax accrual of interest income on securities in default, book/tax differences in the treatment of certain investments and book/tax differences in the timing of the deductibility of various expenses.

(b)	The difference between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to the tax deferral of losses on wash sales.

Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report	35

9. Recent accounting pronouncement

In May 2011, the Financial Accounting Standards Board issued Accounting Standard Update No. 2011-04, Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU No. 2011-04”). ASU No. 2011-04 establishes common requirements for measuring fair value and for disclosing information about fair value measurements. ASU No. 2011-04 is effective during interim and annual periods beginning after December 15, 2011. Management is currently evaluating the impact the adoption of ASU No. 2011-04 will have on the Fund’s financial statements and related disclosures.

36	Western Asset Inflation Indexed Plus Bond Portfolio 2011 Annual Report

Report of independent registered public accounting firm

To the Board of Directors of Western Asset Funds, Inc. and to the Shareholders of Western Asset Inflation Indexed Plus Bond Portfolio:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Western Asset Inflation Indexed Plus Bond Portfolio (one of the Portfolios comprising Western Asset Funds, Inc., the “Fund”) at December 31, 2011, the results of its operations, the changes in its net assets, and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2011 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Baltimore, Maryland

February 21, 2012

Western Asset Inflation Indexed Plus Bond Portfolio	37

Board approval of investment management and advisory agreements (unaudited)

The Executive and Contracts Committee of the Board of Directors considered the Investment Management Agreement between the Corporation and LMPFA with respect to the Fund and the Investment Advisory Agreements between LMPFA and Western Asset Management Company (“Western Asset”), Western Asset Management Company Limited in London (“WAML”), Western Asset Management Company Pte. Ltd. in Singapore (“Western Singapore”) and Western Asset Management Company Ltd in Japan (“Western Japan,” and together with Western Singapore and WAML the “Non-U.S. Advisers” and together with Western Asset, the “Advisers”) (collectively, the “Agreements”) with respect to the Fund at meetings held on October 20 and October 27, 2011. At a meeting held on November 15, 2011, the Executive and Contracts Committee reported to the full Board of Directors its considerations and recommendation with respect to the Agreements, and the Board of Directors, including a majority of the Independent Directors, considered and approved renewal of the Agreements.

The Directors noted that although Western Asset’s business is operated through separate legal entities, such as the Non-U.S. Advisers, its business is highly integrated and senior investment personnel at Western Asset have supervisory oversight responsibility over the investment decisions made by the Non-U.S. Advisers. Therefore, in connection with their deliberations noted below, the Directors primarily focused on the information provided by Western Asset when considering the approval of the Investment Advisory Agreements between LMPFA and the Non-U.S. Advisers with respect to the Fund. The Directors also noted that the Fund does not pay any management fees directly to Western Asset or to any of the Non-U.S. Advisers because LMPFA pays the Advisers for services provided to the Fund out of the management fee LMPFA receives from the Fund.

In arriving at their decision to renew the Agreements, the Directors met with representatives of Western Asset as well as representatives of LMPFA; reviewed a variety of information prepared by LMPFA and Western Asset and materials provided by Lipper Inc. (“Lipper”) and counsel to the Independent Directors; reviewed performance and expense information for the Fund’s peer group of comparable funds selected and prepared by Lipper and for certain other comparable products available from Western Asset, including separate accounts managed by Western Asset; and requested and reviewed additional information as necessary. These reviews were in addition to information obtained by the Directors at their regular quarterly meetings with respect to the Fund’s performance and other relevant matters, and related discussions with Western Asset’s personnel.

As part of their review, the Directors examined LMPFA’s ability to provide high quality oversight and administrative and shareholder support services to the Fund, and the Advisers’ ability to provide high quality investment management services to the Fund. The Directors considered the experience of LMPFA’s personnel in providing the types of services that LMPFA is responsible for providing to the Fund; the ability of LMPFA to attract and retain capable personnel; the capability and integrity of LMPFA’s senior management and staff; and the level of skill required to provide such services to the Fund. The Directors considered the investment philosophy and

38	Western Asset Inflation Indexed Plus Bond Portfolio

Board approval of investment management and advisory agreements (unaudited) (cont’d)

research and decision-making processes of the Advisers; the experience of their key advisory personnel responsible for management of the Fund; the ability of the Advisers to attract and retain capable research and advisory personnel; the capability and integrity of the Advisers’ senior management and staff; and the level of skill required to manage the Fund. In addition, the Directors reviewed the quality of LMPFA’s and the Advisers’ services with respect to regulatory compliance and compliance with the investment policies of the Fund and conditions that might affect LMPFA’s or an Adviser’s ability to provide high quality services to the Fund in the future under the Agreements, including its business reputation, financial condition and operational stability. Based on the foregoing, the Directors concluded that the Advisers’ investment process, research capabilities and philosophy were well suited to the Fund given the Fund’s investment objective and policies, and that LMPFA and each of the Advisers would be able to meet any reasonably foreseeable obligations under the Agreements.

In reviewing the quality of the services provided to the Fund, the Directors also reviewed comparisons of the performance of the Fund to the performance of certain comparable funds in its peer group and to its investment benchmark over the one-, three-, five- and ten-year periods ended August 31, 2011. In that connection, the Directors noted that the performance of the Fund exceeded its peer average performance for each period. With respect to the Fund, the Directors considered the factors involved in its performance relative to the performance of its investment benchmark and peer group.

The Directors also considered the management fee payable by the Fund to LMPFA, the total expenses payable by the Fund and the fact that LMPFA pays to the Advisers the entire management fee it receives from the Fund. They reviewed information concerning management fees paid to investment advisers of similarly-managed funds, as well as fees paid by the Advisers’ other clients, including separate accounts managed by the Advisers. The Directors observed that the management fee paid by the Fund to LMPFA was lower than the average of the fees paid by funds in its peer group and that total expenses for the Fund were lower than the average of the funds in its peer group. The Directors noted that the management fee paid by the Fund was higher than the fees paid by other clients of the Advisers for accounts with similar investment strategies, but that the administrative and operational responsibilities for the Advisers with respect to the Fund were also relatively higher. In light of this difference, the Directors concluded that the management fee paid by the Fund relative to the fees paid by the Advisers’ other clients was reasonable.

The Directors further evaluated the benefits of the advisory relationship to LMPFA and the Advisers, including, among others, the profitability of the relationship to LMPFA and the Advisers; the direct and indirect benefits that LMPFA and each Adviser may receive from its relationship with the Fund, including any “fallout benefits,” such as reputational value derived from serving as investment manager or adviser to the Fund; and the affiliations between LMPFA, the Advisers and certain service providers for the Fund. In that connection, the Directors concluded that LMPFA and each Adviser’s profitability was consistent with levels of profitability that

Western Asset Inflation Indexed Plus Bond Portfolio	39

had been determined by courts not to be excessive. The Directors noted that Western Asset does not have soft dollar arrangements.

Finally, the Directors considered, in light of the profitability information provided by LMPFA and Western Asset, the extent to which economies of scale would be realized by the Advisers as the assets of the Fund grow. The Directors determined that the lack of breakpoints was appropriate and that the management fee structure for the Fund is reasonable.

In their deliberations with respect to these matters, the Independent Directors were advised by their independent counsel, who is independent of LMPFA and the Advisers within the meaning of Securities and Exchange Commission rules regarding the independence of counsel. The Independent Directors weighed each of the foregoing matters in light of the advice given to them by their independent counsel as to the law applicable to the review of investment advisory contracts. In arriving at a decision, the Directors, including the Independent Directors, did not identify any single matter as all-important or controlling, and the foregoing summary does not detail all the matters considered. The Directors judged the terms and conditions of the Agreements, including the investment advisory fees, in light of all of the surrounding circumstances.

Based upon their review, the Directors, including all of the Independent Directors, determined, in the exercise of their business judgment, that they were generally satisfied with the quality of services being provided by LMPFA and the Advisers, but they would continue to closely monitor the performance of LMPFA and the Advisers; that the fees to be paid to the Advisers and LMPFA under the relevant Agreements were fair and reasonable, given the scope and quality of the services rendered by the Advisers and LMPFA; and that approval of the Agreements was in the best interest of the Fund and its shareholders.

40	Western Asset Inflation Indexed Plus Bond Portfolio

Additional information (unaudited)

Information about Directors and Officers

The business and affairs of Western Asset Inflation Indexed Plus Bond Portfolio (the “Fund”) are conducted by management under the supervision and subject to the direction of its Board of Directors. The business address of each Director is c/o Western Asset Management Company, 385 East Colorado Blvd., Pasadena, California 91101. Information pertaining to the Directors and Officers of the Fund is set forth below.

The Statement of Additional Information includes additional information about Directors and is available, without charge, upon request by calling the Fund at 1-877-721-1926.

Independent Directors†
Ronald J. Arnault
Year of birth	1943
Position(s) held with Fund	Director
Term of office and length of time served[1]	Served since 1997
Principal occupations during the past five years	Retired.
Number of portfolios in fund complex overseen[2]	11
Other directorships held	None
Anita L. DeFrantz
Year of birth	1952
Position(s) held with Fund	Director
Term of office and length of time served[1]	Served since 1998
Principal occupations during the past five years	President (1987-present) and Director (1990-present) of LA84 (formerly Amateur Athletic Foundation of Los Angeles); President and Director of Kids in Sports (1994-present); Vice President, International Rowing Federation (1986-present); Member of the International Olympic Committee (1986-present).
Number of portfolios in fund complex overseen[2]	11
Other directorships held	OBN Holdings, Inc. (film, television and media company)
Avedick B. Poladian
Year of birth	1951
Position(s) held with Fund	Director
Term of office and length of time served[1]	Served since 2007
Principal occupations during the past five years	Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc. (real estate and hospitality firm) (2002-present); Partner, Arthur Andersen, LLP (1974-2002).
Number of portfolios in fund complex overseen[2]	11
Other directorships held	Occidental Petroleum Corporation and Public Storage

Western Asset Inflation Indexed Plus Bond Portfolio	41

Independent Directors cont’d
William E. B. Siart
Year of birth	1946
Position(s) held with Fund	Director and Chairman
Term of office and length of time served[1]	Served since 1997
Principal occupations during the past five years	Trustee of The Getty Trust (2005-present); Chairman of Walt Disney Concert Hall, Inc. (1998-2006); Chairman of Excellent Education Development (2000-present).
Number of portfolios in fund complex overseen[2]	11
Other directorships held	None
Jaynie Miller Studenmund
Year of birth	1954
Position(s) held with Fund	Director
Term of office and length of time served[1]	Served since 2004
Principal occupations during the past five years	Director of Orbitz Worldwide, Inc. (2007-present) (online travel company); Director of MarketTools, Inc. (2010-present) (market research software provider); Director of Forest Lawn (2002-present) (memorial parks); Director of eHarmony, Inc. (2005-2011) (online dating company); Director of aQuantive Inc. (2004-2007) (digital marketing company); Chief Operating Officer of Overture Services, Inc. (2001-2004) (commercial online search); and President and Chief Operating Officer of Paymybills.com (2000-2001) (online personal bill management service)
Number of portfolios in fund complex overseen[2]	11
Other directorships held	Orbitz Worldwide (global on-line travel company)
Interested Directors
R. Jay Gerken[3]
Year of birth	1951
Position(s) held with Fund	Director and President
Term of office and length of time served[1]	Served as a Director since 2006 and as President since 2007
Principal occupations during the past five years	Managing Director of Legg Mason & Co., LLC (“Legg Mason & Co.”) (since 2005); Officer and Trustee/Director of 161 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) or its affiliates (since 2006) and Legg Mason & Co. predecessors (prior to 2006); President and Chief Executive Officer (“CEO”) of LMPFA (since 2006); President and CEO of Smith Barney Fund Management LLC (“SBFM”) (formerly a registered investment adviser) (since 2002)
Number of portfolios in fund complex overseen[2]	161
Other directorships held	None

42	Western Asset Inflation Indexed Plus Bond Portfolio

Additional information (unaudited) (cont’d)

Information about Directors and Officers

Interested Directors cont’d
Ronald L. Olson[4]
Year of birth	1941
Position(s) held with Fund	Director
Term of office and length of time served[1]	Served since 2005
Principal occupations during the past five years	Senior Partner of Munger, Tolles & Olson LLP (a law partnership) (1968-present).
Number of portfolios in fund complex overseen[2]	11
Other directorships held	Edison International, City National Corporation (financial services company), The Washington Post Company, and Berkshire Hathaway, Inc.
Officers[5]
Richard F. Sennett 55 Water Street New York, NY 10041
Year of birth	1970
Position(s) held with Fund	Principal financial officer
Term of office and length of time served[1]	Served since 2011
Principal occupations during the past five years	Principal Financial Officer of certain mutual funds associated with Legg Mason & Co. or its affiliates (since 2011); Managing Director of Legg Mason & Co. and Senior Manager of the Treasury Policy group for Legg Mason & Co.’s Global Fiduciary Platform (since 2011); formerly, Chief Accountant within the SEC’s Division of Investment Management (2007 to 2011); formerly, Assistant Chief Accountant within the SEC’s Division of Investment Management (2002 to 2007)
Number of portfolios in fund complex overseen[2]	N/A
Other directorships held	N/A

Western Asset Inflation Indexed Plus Bond Portfolio	43

Officers[5] cont’d
Erin K. Morris 100 International Drive Baltimore, MD 21202
Year of birth	1966
Position(s) held with Fund	Treasurer
Term of office and length of time served[1]	Served since 2006
Principal occupations during the past five years	Vice President and Manager Global Fiduciary Platform, Legg Mason & Co., LLC (2005 - present); Assistant Vice President and Manager, Fund Accounting Legg Mason Wood Walker, Incorporated (2002-2005); Treasurer, Western Asset Funds, Inc., Western Asset Income Fund and Western Asset Premier Bond Fund (2006 - present); Western Asset/Claymore Inflation-Linked Securities & Income Fund and Western Asset/Claymore Inflation-Linked Opportunities & Income Fund (2010 - present); Assistant Treasurer Legg Mason Partners Fund Complex (2007 - present); Formerly Assistant Treasurer, Western asset Funds, Inc., Western Asset Income Fund and Western Asset Premier Bond Fund (2001 - 2006); Western Asset/Claymore Inflation-Linked Securities & Income Fund (2003 - 2009) and Western Asset/Claymore Inflation-Linked Opportunities & Income Fund (2004 - 2009)
Number of portfolios in fund complex overseen[2]	N/A
Other directorships held	N/A
Todd F. Kuehl 100 International Drive Baltimore, MD 21202
Year of birth	1969
Position(s) held with Fund	Chief Compliance Officer
Term of office and length of time served[1]	Served since 2007
Principal occupations during the past five years	Director, Legg Mason & Co., LLC (2006-present); Chief Compliance Officer of Legg Mason Private Portfolio Group (2009-present); Chief Compliance Officer of Western Asset/Claymore Inflation-Linked Securities & Income Fund, Western Asset/Claymore Inflation-Linked Opportunities & Income Fund, Western Asset Income Fund, Western Asset Premier Bond Fund and Western Asset Funds, Inc. (2007-present) and Barrett Growth Fund and Barrett Opportunity Fund (2006-2008); Branch Chief, Division of Investment Management, U.S. Securities and Exchange Commission (2002-2006).
Number of portfolios in fund complex overseen[2]	N/A
Other directorships held	N/A

44	Western Asset Inflation Indexed Plus Bond Portfolio

Additional information (unaudited) (cont’d)

Information about Directors and Officers

Officers[5] cont’d
Robert I. Frenkel 100 First Stamford Place Stamford, CT 06902
Year of birth	1954
Position(s) held with Fund	Secretary and Chief Legal Officer
Term of office and length of time served[1]	Served since 2009
Principal occupations during the past five years	Managing Director and General Counsel of Global Mutual Funds for Legg Mason & Co. (2005-present); Secretary and Chief Legal Officer of certain mutual funds associated with Legg Mason & Co. (2003-present); formerly, Managing Director and General Counsel of Global Mutual Funds for CAM (2000 to 2005); formerly, Secretary of CFM (2001 to 2004).
Number of portfolios in fund complex overseen[2]	N/A
Other directorships held	N/A

†	Directors who are not “interested persons” of the Fund within the meaning of section 2(a)(19) of the 1940 Act.

[1]

Each officer holds office until his or her respective successor is chosen and qualified, or in each case until he or she sooner dies, resigns, is removed with or without cause or becomes disqualified. Each of the Directors of the Fund holds office until his or her successor shall have been duly elected and shall qualify, subject to prior death, resignation, retirement, disqualification or removed from office and applicable law and the rules of the New York Stock Exchange.

[2]

In addition to overseeing the eight portfolios of the Corporation each Director also serves as a Trustee of Western Asset Premier Bond Fund and as a Director of Western Asset Income Fund, Inc. (closed-end investment companies), which are considered part of the same Fund Complex as the Fund. In addition, Mr. Gerken serves as Director/Trustee to 136 other portfolios associated with Legg Mason & Co., LLC or its affiliates. Legg Mason & Co., LLC is an affiliate of Western Asset Management Co. (“WAM”).

[3]

Mr. Gerken is an “Interested person” (as defined in section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of each Fund because of his positions with subsidiaries of, and ownership of shares of common stock of, Legg Mason, Inc., the parent company of WAM.

[4]	Mr. Olson is an “Interested person” (as defined above) of each Fund because his law firm has provided legal services to WAM.

[5]	Each officer of the Fund is an “Interested person” (as defined above) of the Fund.

Western Asset Inflation Indexed Plus Bond Portfolio	45

Important tax information (unaudited)

The following information is provided with respect to the distributions paid during the taxable year ended December 31, 2011:

Record Date:	Monthly
Payable Date:	January 2011 — December 2011
Interest from federal obligations	84.56%

The law varies in each state as to whether and what percentage of dividend income attributable to Federal obligations is exempt from state income tax. We recommend that you consult with your tax adviser to determine if any portion of the dividends you received is exempt from state income taxes.

Please retain this information for your records.

Western Asset

Inflation Indexed Plus Bond Portfolio

Directors

William E. B. Siart Chairman

Ronald J. Arnault

Anita L. DeFrantz

R. Jay Gerken President

Ronald L. Olson

Avedick B. Poladian

Jaynie Miller Studenmund

Investment manager

Legg Mason Partners Fund Advisor, LLC

Investment advisers

Western Asset Management Company

Western Asset Management Company Limited

Western Asset Management Company Ltd.

Western Asset Management Company Pte. Ltd.

Transfer agent

Boston Financial Data Services

2000 Crown Colony Drive

Quincy, MA 02169

Custodian

State Street Bank and Trust Company

Independent registered public accounting firm

PricewaterhouseCoopers LLP

Baltimore, MD

Legal counsel

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Western Asset Inflation Indexed Plus Bond Portfolio

The Fund is a separate investment series of Western Asset Funds, Inc.

Western Asset Inflation Indexed Plus Bond Portfolio

Legg Mason Funds

55 Water Street

New York, NY 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q, shareholders can call the Fund at 1-877-721-1926.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions are available (1) without charge, upon request, by calling the Fund at 1-877-721-1926, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of Western Asset Inflation Indexed Plus Bond Portfolio. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

©2012 Legg Mason Investor Services, LLC

Member FINRA, SIPC

Legg Mason Funds Privacy and Security Notice

Your Privacy and the Security of Your Personal Information is Very Important to the Legg Mason Funds

This Privacy and Security Notice (the “Privacy Notice”) addresses the Legg Mason Funds’ privacy and data protection practices with respect to nonpublic personal information the Funds receive. The Legg Mason Funds include any funds sold by the Funds’ distributor, Legg Mason Investor Services, LLC, as well as Legg Mason-sponsored closed-end funds and certain other closed-end funds managed or sub-advised by Legg Mason or its affiliates. The provisions of this Privacy Notice apply to your information both while you are a shareholder and after you are no longer invested with the Funds.

The Type of Nonpublic Personal Information the Funds Collect About You

The Funds collect and maintain nonpublic personal information about you in connection with your shareholder account. Such information may include, but is not limited to:

•	Personal information included on applications or other forms;
•	Account balances, transactions, and mutual fund holdings and positions;
•	Online account access user IDs, passwords, security challenge question responses; and
•	Information received from consumer reporting agencies regarding credit history and creditworthiness (such as the amount of an individual’s total debt, payment history, etc.).

How the Funds Use Nonpublic Personal Information About You

The Funds do not sell or share your nonpublic personal information with third parties or with affiliates for their marketing purposes, or with other financial institutions or affiliates for joint marketing purposes, unless you have authorized the Funds to do so. The Funds do not disclose any nonpublic personal information about you except as may be required to perform transactions or services you have authorized or as permitted or required by law. The Funds may disclose information about you to:

•	Employees, agents, and affiliates on a “need to know” basis to enable the Funds to conduct ordinary business or comply with obligations to government regulators;
•

Service providers, including the Funds’ affiliates, who assist the Funds as part of the ordinary course of business (such as printing, mailing services, or processing or servicing your account with us) or otherwise perform services on the Funds’ behalf, including companies that may perform marketing services solely for the Funds;

•	The Funds’ representatives such as legal counsel, accountants and auditors; and
•	Fiduciaries or representatives acting on your behalf, such as an IRA custodian or trustee of a grantor trust.

NOT PART OF THE ANNUAL REPORT

Legg Mason Funds Privacy and Security Notice (cont’d)

Except as otherwise permitted by applicable law, companies acting on the Funds’ behalf are contractually obligated to keep nonpublic personal information the Funds provide to them confidential and to use the information the Funds share only to provide the services the Funds ask them to perform.

The Funds may disclose nonpublic personal information about you when necessary to enforce their rights or protect against fraud, or as permitted or required by applicable law, such as in connection with a law enforcement or regulatory request, subpoena, or similar legal process. In the event of a corporate action or in the event a Fund service provider changes, the Funds may be required to disclose your nonpublic personal information to third parties. While it is the Funds’ practice to obtain protections for disclosed information in these types of transactions, the Funds cannot guarantee their privacy policy will remain unchanged.

Keeping You Informed of the Funds’ Privacy and Security Practices

The Funds will notify you annually of their privacy policy as required by federal law. While the Funds reserve the right to modify this policy at any time they will notify you promptly if this privacy policy changes.

The Funds’ Security Practices

The Funds maintain appropriate physical, electronic and procedural safeguards designed to guard your nonpublic personal information. The Funds’ internal data security policies restrict access to your nonpublic personal information to authorized employees, who may use your nonpublic personal information for Fund business purposes only.

Although the Funds strive to protect your nonpublic personal information, they cannot ensure or warrant the security of any information you provide or transmit to them, and you do so at your own risk. In the event of a breach of the confidentiality or security of your nonpublic personal information, the Funds will attempt to notify you as necessary so you can take appropriate protective steps. If you have consented to the Funds using electronic communications or electronic delivery of statements, they may notify you under such circumstances using the most current email address you have on record with them.

In order for the Funds to provide effective service to you, keeping your account information accurate is very important. If you believe that your account information is incomplete, not accurate or not current, or if you have questions about the Funds’ privacy practices, write the Funds using the contact information on your account statements, email the Funds by clicking on the Contact Us section of the Funds’ website at www.leggmason.com, or contact the Fund at 1-877-721-1926.

Revised April 2011

NOT PART OF THE ANNUAL REPORT

Western Asset Management Company

Legg Mason, Inc. Subsidiaries

www.leggmason.com/individualinvestors

©2012 Legg Mason Investor Services, LLC Member FINRA, SIPC

WASX013142 2/12 SR12-1590